Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated June 4, 2015
Registration No.  333-203238

Up to 3,125,000 Units
Consisting of One Share of Common Stock and
One Warrant to Purchase One-half Share of Common Stock

This free writing prospectus relates to the initial public offering of common stock and warrants of Innovation Economy Corporation, which does business under the name “ieCrowd”. It should be read together with ieCrowd’s final prospectus dated June 3, 2015 relating to the offering, which has been filed by ieCrowd with the Securities and Exchange Commission (the SEC) and which may be accessed through the following web link:

http://www.sec.gov/Archives/edgar/data/1563004/000121390015004282/f424b30615_innovation.htm

It should also be read together with any later-dated prospectus relating to the offering and the other documents filed by ieCrowd with the SEC.

Innovation Economy Corporation has filed a final prospectus with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the final prospectus and other documents Innovation Economy Corporation has filed with the SEC for more complete information about Innovation Economy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, a copy of the prospectus may be obtained from TriPoint Global Equities, LLC if you request it by calling, toll-free, 1-800-304-6994.

ieCrowd™

Certain Notices and Disclaimers

Confidential Information

This presentation and the information contained in this presentation is confidential and proprietary to us and is being given to you on a confidential basis. No part of this presentation or the information contained herein may be reproduced, photocopied, redistributed or passed on, directly or indirectly, to any other person, or published, in whole or in part, for any purpose.

No Offer or Solicitation of Offer

This presentation is for informational purposes only. This presentation does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, nor shall it or any part of it, or the fact of its distribution, form the basis of or be relied on in any way in connection with any sale of securities of the Company. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-304-6994.

Forward-Looking Statements

This presentation contains forward-looking statements that are subject to many risks and uncertainties. Forward looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned product development; our intellectual property position; our ability to develop commercial functions; expectations regarding product launch and revenue; our results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which we operate; and the trends that may affect the industry or us. Although we believe we have a reasonable basis for each forward-looking statement, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity may differ materially from the forward-looking statements contained in this presentation.

Any forward-looking statements that we make in this presentation speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

Highlights

- **We secure and seek to commercialize life and health innovations developed by research institutions**
- **Founded October, 2010, headquartered in Riverside, CA, and currently has 33 employees including leadership with private and public company experience**
- **Raised approximately $13M from private investors, life and health strategic investors, funds, and family office. Prior to acquisition by ieCrowd, technologies received non-dilutive funding from Gates Foundation and National Institutes of Health**
- **Currently commercializing 5 innovations with addressable market of approximately $13B**
- **Recently secured option on additional 28 patents and applications related to oncology, diabetes, bacterial infection and stroke**

ieCrowd's™ Planned NASDAQ IPO

- NASDAQ: Home to exciting and successful growth companies entering public markets
- Auditors: One of the largest independent public accounting and advisory services firms in the U.S.
- SEC attorneys: Ellenoff Grossman & Schole – leader in crowd-financing and IPOs
- Current shareholders: Global, strategic, impact-driven, diverse
- ieCrowd will be first company utilizing BANQ for an IPO
  - Division of TriPoint Global Equities
  - Registered broker/dealer with SEC
  - First electronic investment banking platform featuring public equity crowd financing
- See prospectus on SEC website and from ieCrowd


NASDAQ OMX
Dream it. Do it.

We can give no assurance that any IPO will be completed, or if completed that NASDAQ will accept us for listing

IPO Pricing

- Unit Price $6.40
- Each Unit Consists of:
  - 1 Common Share and
  - 1 Warrant to Purchase Additional ½ Common Share at 125% IPO Price
- Shares and Warrants will Trade Separately (MYIE & MYIEW)
- See prospectus for more information



Current Innovations

Organizational Structure Chart


Innovation Economy Corporation
("ieCrowd")
(Incorporated in Delaware)
kite
Ownership:
70.4% ieCrowd
4.4% Research Institution
9.1% Original Innovator
16.1% Private Investors
nuuma
Ownership:
83.5% ieCrowd
6.6% Research Institution
9.9% Original Innovator
Smart Oxygen Solutions
Ownership:
95.0% ieCrowd
5.0% Research Institution
Sleep Disorder Innovations ™
Ownership:
100% ieCrowd
Head Pain Innovations ™
Ownership:
100% ieCrowd

Kite™

Kite is being designed to block mosquitoes from detecting and biting humans with a goal of reducing human suffering from malaria, dengue fever, West Nile virus, and other mosquito-borne diseases


kite®

Kite™

Business Focus:

- Designing new product concepts aimed at lowering the spread of insect-borne diseases
- Patent-pending technologies control the behavior of mosquitoes and other blood-seeking insects by manipulating carbon dioxide receptors
- Prior to acquisition by ieCrowd, technology received $3MM plus in research grants from Bill and Melinda Gates Foundation and National Institutes of Health (NIH)

Targeted Markets:

- Kite™ is being designed for potential use in personal, home and garden, public health, vector control, pet, livestock, farm and agricultural purposes

Patent Update:

- Five international and U.S. patents pending

Management Update:

- Named Grey Frandsen as Business Unit President, formerly ieCrowd's™ Chief Solutions Officer and developer of the Kite brand and Kite Patch campaign. Former staff director of the U.S. Senate's Foreign Relations Committee Subcommittee on Africa, along with other roles in the private and public sector.
- In Q1 2015, former head of SC Johnson's Product Development Division joined Kite team as Senior Advisor for Product Development

Marketing/Partnership Updates:

- Multi-year distribution partnership with Yuyu Pharma covering South Korea, Malaysia, Japan, Philippines, Singapore and Indonesia

Operational Update:

- Kite technology planned for testing in Uganda in Q2 2015 in association with Pilgrim Africa

Nuuma™

Nuuma is a tiny nano-based sensor being designed to detect airborne gases at the parts per billion (ppb) level, envisioned as a "digital nose" for mobile devices, with potential consumer and professional uses ranging from testing indoor/outdoor air quality to early disease detection to homeland security



Nuuma™

Business Focus:

- Developing new nano-sensor technology capable of detecting airborne gases and VOCs under Nuuma™ brand
- Being designed for potential future use in smartphones, wearables, in-home, outdoor, defense, industry, and medical purposes
- Prior to acquisition by NEA™, technology received more than $2.8MM in research funding from NIH, Center for Nanoscience Innovation for Defense (CNID) and other sources

Targeted Markets:

- Potential markets include Consumer Health/Wellness, Public Health, Air Quality, Industrial/Manufacturing, Agriculture, Defense and homeland security

Patent Update:

- Two granted, five pending

Management Update:

- Appointed Sundip Doshi as Executive Vice President of Nano Engineered Applications
- Appointed Dr. Heng Su as Research Scientist. Experience includes four years working at UC Riverside with inventor and NEA Chief Science Advisor, Dr. Nosang Myung

Smart Oxygen Solutions™ (SOS)

SOS is developing an intelligent breathing device for COPD patients, and others who need supplemental oxygen, with a goal of providing a more accurate dose of oxygen to patients based on their level of activity



Smart Oxygen Solutions™ (SOS)

Business Focus:

- Developing mobile oxygen delivery control devices designed to incorporate patient-adaptive dosing algorithms that adjust for each breath
- Designed to increase mobility of COPD patients to maintain a more active lifestyle and to improve quality of life

Targeted Markets:

- People who need supplemental oxygen therapy with largest category those with Chronic Obstructive Pulmonary Disease (COPD)
- COPD is the #3 cause of death in the U.S. and #2 cause of death in China

Patent Update:

- Patent submitted February, 2013 covering U.S. and international

Marketing/Partnership Update:

- First clinical feasibility study completed at the Pulmonary Rehabilitation Clinic at the UC San Diego Medical Center

Operational Update:

- Pre-submission for FDA 510(k) Premarket Notification completed in March, 2015. Retained FDA specialist law firm Hogan Lovells to advise
- Clinical Feasibility Study completed at UC San Diego Pulmonary Clinic
- Currently in data evaluation phase
- Study funded by University of California's Office of the President

Head Pain Innovations™

Head Pain Innovations is developing a non-pharmaceutical and non-invasive technology that has the potential to treat pain from migraines, headaches and other head pain



Head Pain Innovations™

Business Focus:

- Developing technology designed to stimulate the sensory fibers of a nerve in order to mask pain perception
- Uses mechanical vibration (as opposed to electrical stimulation) to stimulate fibers and is non-invasive and patient controllable

Targeted Markets:

- Target market includes migraine sufferers, those with trigeminal neuropathy (a debilitating, long-lasting oral pain, often arising from failed or compromised dental procedures) and others
- In the U.S., nearly 1 in 4 households has at least one migraine sufferer*

Patent Update:

- In late 2014, ieCrowd™ entered into an agreement with UCLA to secure exclusive licenses for the patent-pending innovation
- In early stage of commercialization process

*Lipton RB, Stewart WF, Diamond S, Diamond ML, Reed M, *Prevalence and burden of migraine in the United States: data from the American Migraine Study II.* (2001)

Sleep Disorder Innovations™

Sleep Disorder Innovations is developing non-pharmaceutical and non-invasive potential therapeutic treatments for sleep disorders base on technology licensed from UCLA



Sleep Disorder Innovations™

Business Focus:

- Developing technology designed to enable patients with impaired sleep breathing patterns to be properly oxygenated without typical intervention of forced air

Targeted Markets:

- Target market focused on people with sleep disorders due to irregular breathing most common of which is sleep apnea
- Approximately 42 million people in the U.S. have sleep-disordered breathing*

Patent Update:

- In late 2014, ieCrowd™ entered into an agreement with UCLA to secure exclusive licenses for the patent-pending innovation
- ieCrowd in early stage of its commercialization process

***The Occurrence of Sleep-Disordered Breathing among Middle-Aged Adults*, Terry Young (1993)

Newly Announced Innovations – 28 Patents and Applications

On May 7, 2015 ieCrowd executed several related agreements which give ieCrowd the option to license up to 20 patent families covering subject matter in a variety of technology areas. The patents and applications are owned or co-owned by University of New Mexico and several academic institution partners.

Technology Areas:

Diagnosis and treatment of various cancers
Treatment of ischemic stroke
Treatment of diabetes
Treatment of bacterial infections
Various research/laboratory screening tools

Patent & Applications:

28 patents and applications comprising 20 patent families

Academic Institution Partners:

University of New Mexico
University of Michigan
Kansas State University
Ball State University
Torrey Pines Institute
University of Zurich
New Mexico State University
University of Kansas

Business Model

Management Profiles



AMRO ALBANNA
Chief Executive Officer

- Founder, CEO and Chairman – Actiga, Inc. (OTC) – developer of video game controllers incorporating body motion (pre Nintendo Wii)
- Digital Angel Corporation (AMEX) – Corporate officer and co-inventor patented method for location and ID systems integrating GPS, wireless and sensor technologies
- Founder – Timely Technology Corporation – Online transactions
    - Acquired by Applied Digital Solutions
- Entrepreneurship and Innovation Initiatives – co-founder Innovation Economy Initiative, co-founder Riverside Technology CEO forum, Founding member UC Riverside Research Park
    - Entrepreneurial Excellence Award (Bourns College of Engineering, UC Riverside)
- Degree in Business Administration & Computer Information Systems from CSU San Bernardino



STEPHEN ABBOTT
Chief Discovery Officer

- Business Unit President and Divisional CTO for multi-billion dollar technology holding company
- CEO – M&A consulting firm
- CTO, CEO and Partner – Specialty Insurance Services
- Degree in Mathematics from Cal Poly San Luis Obispo. Executive MBA, The Peter Drucker School of Management at the Claremont Graduate University



DALE HUTCHINS
President

- Co-Founder – Innovation Economy Initiative
- Founder – Canyon Ridge Group, Reseller of International Travel Assistance Services
- President and Director – Qmotions, Inc. and its public successor (OTC)
- President – Medical Advisory Systems, Inc. – Telemedicine company operating 24/7 physician-staffed call center for ships-at-sea, remote locations, aircraft
- EVP and CAO – Digital Angel Corporation (AMEX) – Developed technologies to enable ID, location tracking, condition monitoring of high value assets (people & animals)
- COO and EVP – Medical Advisory Systems, Inc. (AMEX)



ROWENA ALBANNA
Chief Operating Officer

- Over 20 years experience leading product development efforts in nanotechnology, e-commerce, online marketing, finance, telecommunications, medicine
- Head of Product Development – Qmotions, Inc.
- VP of Product Development – Digital Angel Systems
- BS in Computer Science, minor in Mathematics CSU, San Bernardino



ALBERT CERVANTES
Chief Financial Officer

- CFO roles
    - Actiga, Inc., (OTC) – video game development company
    - Soboba Band of Luiseño Indians
    - Specialized Direct, Inc.
    - Locus Direct Marketing Group, Inc.
- VP Controller – Fox Inc. (NASDAQ)
- BA Economics, Stanford University, MBA, UCLA, Certified Public Accountant, Member of the American and California Society of CPAs



LARRY EASON
Chief Marketing Officer

- 28 years developing/executing campaigns for causes and organizations
- Senior Consultant – Sustain Global Partnership – Collaboration of UPS, TNT, Accenture, Booz Allen Hamilton, World Vision and CARE
- Founder – Digital communications strategy firm – Clients: RAND Corp, World Vision, International Medical Corps, Charity Navigator, CA Dept. of Mental Health, Social Venture Partners
- Co-Founder – Digital agency – Acquired by Virilion, Inc.
- Advisory Board – Findability Sciences – big data firm, IBM partner



GREY FRANDSEN
Business Unit President

- President, HG Ventures, Inc. – Pools/aquatics employs ex-military and returning veterans
- U.S. Government Service: Post 9/11, served two U.S. Secretaries of State (Powell and Rice) and U.S. Senator as foreign policy advisor. Deployed to 20+ countries, Chief of Staff for the Secretary of State's Office of Stabilization Operations
- President, Co-Founder, PICnet, Inc. – Open source platforms for govt. non-profits, and NGOs
- Secretary of State's Meritorious Honor Award
- BA, Political Science, UCLA, Masters in International Affairs and Economics, Johns Hopkins



DAVID KAYATTA
VP, Special Initiatives

- SCI Real Estate Fund Manager, Commercial Distressed Property Investor and Venture Fund. Entity was Founder/Investor in ieCrowd
- Founder/President – Sterling Hill Estates Land Development Company – Residential Real Estate Construction and Sales
- Founder and President – Engineering and Surveying Computer Systems, Inc. – Distribution of Hardware/Software Solution for USDA
- Territory Manager, NYC Upper Eastside – American Express Company, Small Business Merchant Unit,
- BS Colby College and MBA Northeastern University

ieCrowd

Background in Commercialization

- Over 100 years of innovation commercialization experience and running private and public companies
- Projects
  - Large-scale enterprise software for secured e-commerce
  - Asset tracking system employing the combination of GPS, wireless and medical sensors (co-inventors on patents)
  - University of California, Riverside Research Park – an Innovation and research incubation park
  - Motion capturing devices for video games through advanced pattern recognition
  - Messaging systems using advanced Digital Signal Processing (DSP)
- Industries
  - Healthcare
  - Video games & entertainment
  - Defense
  - Telecommunications
  - Consumer electronics
- Recognitions for technology transfer
  - Entrepreneurial Excellence Award – Bourns College of Engineering
  - Computer World Honors Laureate Economic Development
  - Promoting Innovation Award – Office of Research and Economic Development, UCR
  - First Innovation Honoree of the Month, City of Riverside
- Commercialization and Entrepreneurship Thought Leadership
  - Invited speakers on the subject of entrepreneurship and commercialization at University of Southern California, California State University, La Sierra University, University of North Carolina
  - Co-authored "Blueprint for High Technology in Riverside" to build A regional innovation commercialization hub
  - Members of multiple organizations involved in technology commercialization and entrepreneurship



Market Opportunity - Promising Untapped Innovations

- From research institutions, companies and private inventors
- Estimated $60 billion annually in federally funded basic and applied research in the U.S. alone*
- Too many of these innovations never see the light of day

*Office of Science and Technology Policy, 2015


AOYUE

Commercialization Life Cycle – Capital Efficient Approach

- **Discover**: Licensing/acquiring IP rights from partners leverages expertise and resources of institutional partnerships
  - Access to diverse pool of potential innovations
  - Target licensing/acquisition of IP with low initial capital outlays
  - Due diligence process involves IP review
- **Develop**: Efficiencies created by shared business infrastructure and Collaborative Economy model
  - ieCrowd™ provides subsidiaries with operations, sales, marketing, public relations and administration functions, as well as capital and executive leadership
  - Collaborative Economy model leverages expertise and resources of development partners/collaborators
- **Deploy**: Future products to be launched to market via market partnerships
  - Licensing of products to regional, national and international market partners and distribution channels

Examples of Current & Prospective Commercialization Partners

Discovery	Development	Deployment
University of California, Riverside	Children's Hospital Los Angeles	Yuyu Pharma
University of California, Los Angeles	Pilgrim Africa	Alsava affiliates
University of California, San Diego	National Institutes of Health	Others currently under NDA
University of New Mexico	USDA	
University of Michigan	Walter Reed Institute of Research	
Kansas State University	City of Riverside, CA	
Ball State University	California State University, SB	
Torrey Pines Institute	University of California, Riverside	
University of Zurich	School of Engineering	
New Mexico State University		
University of Kansas		

ieCrowd.com

Innovation Commercialization + Public Capital + Social Media

Offering an Investment Opportunity in Breakthrough Innovations & Discoveries

We founded ieCrowd based on the belief that a wide range of active investors and future investors are looking for an alternative to investing in early-stage innovations. An alternative which can provide:

- Diversification
- Transparency
- Accountability
- Liquidity
- Professional management
- Opportunity to participate

Since the founding of ieCrowd™, our vision has been to build a **Publicly-traded Innovation Commercialization** company for the following investor types:

- Retail investors
- Institutional investors
- Everyday people
- Impact investors
- Strategic investors


COPLEY SQUARE
you can
jumpstart
your health...
or you can
jumpstart
the world's
ieCrowd
INFORMATION
Artist's Rendering

ieCrowd

Our plans for a social network with impact

- An open platform for investing in and supporting innovations that could impact lives
- Shareholders and others access to track, give input, support, and grow the company
- A social network focused on getting things made that make a difference
- Opportunity for anyone anywhere to participate
- A global community vested in entrepreneurship & innovation together


ieCrowd
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Imagine the world working together - unlocking the potential of untapped innovations, improving health, saving lives and creating opportunity.
At ieCrowd, we believe too many innovations never see the light of day.
We're on a mission to change that.


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ieCrowd

A Collaborative Economy Model

ieCrowd's™ Vision: To develop an efficient and global commercialization ecosystem by engaging everyone in its **Innovation Economy**


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Doing Good & Doing Well

- An opportunity to advance:
  - Health
  - Economics
  - Business
  - Social
  - & Future discoveries



ieCrowd™